CUSTODY AGREEMENT APPENDIX B
                                 Amended 7/21/00

AAM Equity Fund
Ariston Convertible Securities Fund
Ariston Internet Convertible Fund
Auxier Focus Fund
Carl Domino Equity Income Fund
Carl Domino Global Equity Income Fund
Carl Domino Growth Fund
Columbia Partners Equity Fund
Corbin Small-Cap Value Fund
Fountainhead Kaleidoscope Fund
Fountainhead Special Value Fund
GLOBALT Growth Fund
GJMB Growth Fund
IMS Capital Value Fund
Jumper Strategic Advantage Fund
Marathon Value Fund
Martin Capital Austin Opportunity Fund
Martin Capital Texas Opportunity
Fund Martin Capital U.S. Opportunity Fund
Shepherd Values Fixed Income Fund
Shepherd Values Growth Fund
Shepherd Values International Fund
Shepherd Values Market Neutral Fund
Shepherd Values Small-Cap Fund
Shepherd Values VIF Equity Fund
Westcott Nothing But Net Fund
Westcott Large-Cap Fund
Westcott Fixed Income Fund